EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Aspyron Inc

We consent to the inclusion in this Offering Statement of Aspyron Inc on Form 1-A of our report dated April 19, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Aspyron Inc as of December 31, 2016 and 2015, for the year ended December 31, 2016, and for the period from inception (June 10, 2015) through December 31, 2015.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

September 27, 2017